TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	[ X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Wild Oats Markets, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2004

TO OUR STOCKHOLDERS:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Wild Oats Markets, Inc. (the "Company"), will be held on May 6, 2004 at 2:00 p.m. local time at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado. At the meeting, the Company’s stockholders will act on the following items:

1.	Election of three directors to hold office until the Annual Meeting of Stockholders in the year 2007.
2.	Ratification of the selection of Ernst & Young, LLP as independent auditors of the Company for its fiscal year ending January 1, 2005.
3.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

All holders of record of shares of Wild Oats Markets, Inc. common stock at the close of business on March 8, 2004, are entitled to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Boulder, Colorado	Freya R. Brier
March 12, 2004	Vice President and Corporate Secretary

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE BY PHONE, INTERNET OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY PHONE OR INTERNET, FOLLOWING THE INSTRUCTIONS ON YOUR BALLOT. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

INVESTORS MAY REQUEST ADDITIONAL INFORMATION REGARDING WILD OATS MARKETS, INC., INCLUDING A COPY OF THE FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2003, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FREE OF CHARGE. PLEASE ADDRESS YOUR REQUEST TO: INVESTOR RELATIONS, WILD OATS MARKETS, INC., 3375 MITCHELL LANE, BOULDER, COLORADO 80301, OR ACCESS THE INFORMATION THROUGH OUR WEBSITE (www.wildoatsinc.com), WE THANK YOU FOR SUPPORTING OUR COST AND ENVIRONMENTAL IMPACT REDUCTION EFFORTS.

PROXY STATEMENT

Wild Oats Markets, Inc.

3375 Mitchell Lane

Boulder, CO 80301

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement contains information about the Annual Meeting of Wild Oats Markets, Inc. to be held on May 6, 2004 at 2:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about April 3, 2004, to all stockholders entitled to vote at the Annual Meeting.

WHO CAN VOTE AT THE MEETING?

Only holders of record of common stock at the close of business on March 8, 2004, will be entitled to notice of, and to vote at the Annual Meeting. At the close of business on March 8, 2004, we had outstanding and entitled to vote 30,233,329 shares of common stock. Each holder of record of common stock on such date has one vote for each share held on all matters to be voted upon at the Annual Meeting.

To hold the meeting, we must have a "quorum," or majority of the aggregate voting power of the common stock as of March 8, 2004, present in person or by proxy. As of March 8, 2004, 30,233,329 shares of common stock were outstanding. A quorum will be established if 15,116,665 shares are represented by person or proxy at the meeting. All votes are counted by the inspector of election appointed for the meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes. Abstentions are counted as negative votes for purposes of the vote count. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

HOW DO I VOTE?

There are four different ways that those who are stockholders as of close of business on March 8, 2004, can cast their vote this year. You may cast your vote by:

1.

Telephone, using the toll-free number listed on each proxy card (if you are a stockholder of record) or vote instruction card (if your shares are held by a bank or broker). Telephonic votes may be cast through 12:00 p.m. (noon) Central Time on May 5, 2004;

2.	The Internet, at the address provided on each proxy or vote instruction card. Internet votes may be cast through 12:00 p.m. (noon) Central Time on May 5, 2004;
3.

Marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals; or

4.

Attending the annual meeting (if your shares are registered directly in your name on Wild Oats’ books and not held through a broker, bank or other nominee). Please note, however, that if a broker, bank or other nominee is the record holder of your shares (i.e. the shares are held in "street name") and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you are the registered stockholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the proxy card.

If your shares are held in street name (that is, in the name of your broker), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

You can revoke a previously given proxy at any time before it is voted. You may revoke your proxy by filing a written notice of revocation of proxy with the Corporate Secretary of Wild Oats at our executive offices at 3375 Mitchell Lane, Boulder, Colorado 80301. You can also revoke your proxy by casting a vote by mail, telephone or via the Internet received at a later date than the original proxy. Attending the Annual Meeting and voting in person may also revoke the proxy, but attendance at the meeting will not, by itself, revoke a proxy. The latest-dated, properly completed proxy that you submit whether by mail, telephone or Internet will count as your vote.

WHO PAYS FOR THE PROXIES?

We will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Wild Oats Markets, Inc. common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

HOW DOES A PROPOSAL GET ON THE BALLOT?

We intend to hold our 2004 Annual Meeting on or around May 1, 2005. We must receive proposals of stockholders that are intended to be presented at our Annual Meeting of Stockholders not later than November 30, 2004 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Shareholder recommendations for nominees for election to the Board of Directors must be received by the Corporate Secretary not less than 210 days prior to the anniversary date of the Company's most recent annual meeting of shareholders. See "Board Committees and Meetings – The Nominating Committee" for a more detailed description of this procedure.

HOW CAN A SHAREHOLDER COMMUNICATE WITH THE BOARD?

Shareholders may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at 3375 Mitchell Lane, Boulder, Colorado 80301. To communicate with any of our directors electronically, shareholders should go to our Company website at www.wildoatsinc.com. Click on "Corporate/Investor Relations/Contact the Board," and you will open an on-line form that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as described above will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors, or a message that would be better addressed by one of our staff members. Any inquiries that relate to advertising, promoting a product or service, or patently offensive material will not be forwarded. Communications regarding daily operations of Wild Oats Markets will be forwarded to the appropriate Company employee. All other communications will be forwarded to the addressee promptly. In the case of communications to the Board or any group or committee of directors, the General Counsel's office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

The Company requires attendance by our Chairman of the Board at all Annual Meetings of Shareholders. The Company does not require, but strongly urges attendance by members of the Board of Directors at our Annual Meeting. All Directors attending our Annual Meeting of Shareholders will be available to answer shareholder questions.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors (the "Board") represents the interest of all stockholders in perpetuating our business for the most favorable results, and for ensuring that the Company operates in accordance with its mission and values and its Code of Ethics. This is an active responsibility. The Board has the responsibility to ensure that management is executing its responsibilities, and to regularly monitor the effectiveness of management policies and decisions, including the execution of strategies.

Our Amended and Restated Certificate of Incorporation and Bylaws provide that the Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Persons elected by a majority of the remaining directors may fill vacancies on the Board. A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. David Ferguson resigned from the Board effective on January 30, 2003 and the Board appointed David Gallitano to fill his seat. In January 2003, the Board acted to increase the number of seats on the Board from seven to eight seats. Effective January 31, 2003, the Board appointed Mark Retzloff to fill the newly created seat on the Board, which was in the class of directors standing for election at the Annual Meeting in May 2003. Effective May 6, 2003, the Board acted to increase the number of seats on the Board from eight to nine seats. Ann-Marie Austin-Stephens was appointed to fill the newly-created seat on the Board, which was in class of directors standing for election at the annual meeting in 2005. James McElwee resigned from the Board effective December 31, 2003. In January 2004, the Board acted to decrease the number of seats on the Board from nine seats to eight seats.

The Board of Directors is presently composed of eight members. There are three directors whose terms of office expire in 2004. Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2007 Annual Meeting and until the nominee’s successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that a nominee is unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of a substitute nominee as we may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. Set forth below is biographical information for each person nominated for re-election in May 2004, and for each person whose term of office as a director will continue after the Annual Meeting.

The current directors of the Company, including the nominees for election, and certain information about them as of March 8, 2004, are set forth below:

Name	Age	Principal Occupation / Employment	Term Expiration

John A. Shields	60	Chairman of the Board	2004
David M. Chamberlain	60	Vice Chairman of the Board; CEO and Chairman of The Stride Rite Corporation	2006
Stacey Bell	52	Independent Consultant on product development	2004
Brian K. Devine	62	Chairman of Petco Animal Supplies, Inc.	2004
Ann-Marie Austin-Stephens	45	President of ID8 Consulting Group	2005
David Gallitano	56	Chairman, CEO and President of APW Ltd.	2005
Perry D. Odak	58	CEO and President of Wild Oats Markets, Inc.	2006
Mark Retzloff	55	President and Chief "Organic" Officer of Aurora Organic Dairy Chairman of Rudi’s Organic Bakery	2006

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING

John A. Shields has been Chairman of the Board of the Company since July 1996. From June 1995 to July 1996, Mr. Shields was a member of the board of directors of Alfalfa’s, Inc., which merged with the Company in 1996. He was Chairman of the Board of Homeland Stores, Inc. from October 1997 to October 2001. From January 1994 through December 1997, he was Chairman of the Board of Delray Farms Markets, a chain of produce, meat and deli markets. From 1983 until 1993, Mr. Shields was President and Chief Executive Officer of First National Supermarkets. He is currently a director of Shore Bank and Trust Company.

Brian K. Devine has been a Director of the Company since October 1997. Mr. Devine is Chairman of Petco Animal Supplies, Inc., and has been with Petco since August 1990. Prior to joining Petco, Mr. Devine was President of Krause’s Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 to 1988, Mr. Devine held several positions with Toys "R" Us, including Senior Vice President, Director of Stores. Currently, Mr. Devine serves as Director of the National Retail Federation, Students for Free Enterprise, International Mass Retail Association and serves on Georgetown University’s College Board of Advisors.

Dr. Stacey Bell has served as a Director for the Company since December 2002. Since June 2002, Dr. Bell has acted as an independent consultant to the food and supplements industries on product development and formulation issues. From September 2002 through February 2004, Dr. Bell served as Vice President of Medical Research and Education at Zone Labs (formerly known as Sears Labs) in Marblehead, Massachusetts. From June 1999 through November 2001, Dr. Bell was employed by Functional Foods, LLC and Functional Foods, Inc., where Dr. Bell was responsible for development of products for use in the treatment of human disease and conditions. During the first half of 1999, Dr. Bell was employed by Medical Foods, Inc., where Dr. Bell was engaged in the development of food products for use in the treatment of people with chronic disease. From 1987 through 1998, Dr. Bell conducted clinical research trials for the New England Deaconess Hospital and Harvard Medical School.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

David Gallitano has served as a Director for the Company since January 30, 2003, and is Chairman of Audit Committee. Mr. Gallitano is Chairman, Chief Executive Officer and President of APW Ltd., a global contract manufacturing company of technical equipment. Mr. Gallitano was the Chairman and Chief Executive Officer of Columbia National, Inc. from May 1993 until June 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated where he headed the company's Principal Transactions Group from December 1986 through May 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from January 1984 through December 1986. Mr. Gallitano joined the Board of Directors for APW Ltd. in March 2003.

Ann-Marie Austin-Stephens has served as a Director of the Company since May 6, 2003. Since February of 2004, Ms. Austin-Stephens has been President of ID8 Consulting Group, which provides consulting services on retail business strategies and new product and concept development. Ms. Austin-Stephens served with Circuit City Stores, Inc. from 1999 through February 2004, most recently as Senior Vice President, Store Innovation and Development, introducing new store concepts and testing new business models for Circuit City. Prior to that, she served as Senior Vice President, managing construction, real estate, maintenance, store design, visual merchandising and store innovation functions. Ms. Austin-Stephens joined Circuit City as Vice President of Strategy and Business Development. Prior to joining Circuit City in 1999, Ms. Austin- Stephens was Vice President of Marketing for the Frito-Lay Company. Prior to joining Frito-Lay, Ms. Austin-Stephens held various positions at Proctor Gamble, including positions in research and product development, and technical brand development, resulting in a variety of new product national expansions.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

David M. Chamberlain has been the Vice-Chairman of the Board of the Company since July 1996 and a Director of the Company since July 1994. Mr. Chamberlain has held the positions of Chairman and Chief Executive Officer of The Stride Rite Corporation since November 4, 1999. Mr. Chamberlain held the positions of President, Chairman and Chief Executive Officer of Genesco, Inc., a shoe wholesaler/retailer company, from October 1994 through January 1997, and was the Chairman of its board of directors until November 1999.

Perry D. Odak has been the Chief Executive Officer, President and a Director of the Company since March 2001. Mr. Odak was with Ben & Jerry’s Homemade, Inc. from January 1997 through January 2001, as Chief Executive Officer, President and Director. From 1990 though 1996, Mr. Odak was a principal in Odak, Pezzani & Company, a private management consulting firm. Mr. Odak is a member of Cornell University’s College of Agriculture and Life Sciences Advisory Council. Mr. Odak was given an Honorary Doctor of Science degree from the State University of New York in May 2001.

Mark Retzloff has served as a Director of the Company since his appointment in January 2003.  Mr. Retzloff currently serves as President and Chief Organic Officer of Aurora Organic Dairy.  He is Chairman of the Board of Rudi’s Organic Bakery.   As co-founder of Horizon Organic Dairy in 1991, Mr. Retzloff served in several capacities within the company, including Chairman, President, Vice President of Sales and Marketing, Senior Vice President of Corporate Development and President of the company's international business, until his resignation in August 2002.   Mr. Retzloff also served as President, Chief Executive Officer and Chairman of the Board of Alfalfa's Markets, Inc., a chain of natural food markets merged with Wild Oats in 1996, from its founding until 1991. Mr. Retzloff has received numerous industry awards, including the esteemed Organic Trade Association's 2002 Organic Leadership Award for outstanding individual achievement.  He also currently serves on the Boards of Organic Bouquet, Under the Canopy, Rapunzel Pure Organics, as well as several nonprofit organizations.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 27, 2003 the Board of Directors held four meetings. The Board has an Audit Committee, a Compensation Committee, a Real Estate Committee and a Nominating Committee. During fiscal 2003, all directors attended at least 75% of the meetings of the Board and each committee of the Board on which the directors served. Six members of the Board attended the Annual Meeting for Fiscal 2002.

THE AUDIT COMMITTEE

The Audit Committee consists of David Gallitano, John A. Shields and Ann-Marie Austin-Stephens. Mr. Gallitano joined the Audit Committee in January 2003 and currently serves as its Chairman, and Ms. Austin-Stephens joined the Audit Committee in May 2003. All members of the Audit committee are independent, as defined by the rules of the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. The Board of Directors has determined that David Gallitano qualifies as an "audit committee financial expert", as the term is defined by the SEC. See Directors Continuing in Office Until the 2005 Annual Meeting for a biography of Mr. Gallitano. In fiscal 2000, the Board of Directors adopted a written charter for the Audit Committee. The Board of Directors amended the Audit Committee Charter in fiscal 2003, and the amended Audit Committee Charter is filed as the Appendix hereto.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as oversight of the preparation of its financial statements. The Audit Committee reviews accounting policies and reports, appoints the Company’s independent public accountants and meets with such accountants to discuss audit results and issues related to audit services. The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. During fiscal 2003, the Audit Committee met with the Company’s independent accountants, PricewaterhouseCoopers LLP, on four occasions outside the presence of the Company’s management and staff to discuss the Company’s accounting procedures and policies. In fiscal 2003, the Audit Committee held six meetings.

THE COMPENSATION COMMITTEE

The Compensation Committee consists of David M. Chamberlain, David Gallitano and Dr. Stacey Bell. Mr. Chamberlain serves as the Committee’s Chairman. The Committee is responsible for setting the policies that govern executive compensation, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance and compensation of the Chief Executive Officer (the "CEO") and the other executive officers of the Company, based upon a variety of factors, including the achievement of corporate goals, individual performance and comparisons with other independent grocers and retail companies. See Executive Compensation – Report of The Compensation Committee. In fiscal 2003, the Compensation Committee held seven meetings.

THE REAL ESTATE COMMITTEE

The Real Estate Committee consists of Brian K. Devine, John Shields and Mark Retzloff, with Mr. Devine serving as its Chairman. The Real Estate Committee reviews proposed locations for the Company’s operations, discusses site criteria and approves the execution of leases for new and relocation sites. In fiscal 2003, the Real Estate Committee held five meetings.

THE NOMINATING COMMITTEE

The Nominating Committee was created in January 2004 and consists of John Shields, David Chamberlain and Brian Devine. The Nominating Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company and on committees of the Board; and advises the Board with respect to the composition of the Board and its committees. The Board of Directors has determined that each member of the Committee is independent as defined in NASD Rule 4200(A)(15), and qualified to serve on the Committee pursuant to the requirements of The Nasdaq Stock Market, Inc. ("NASDAQ"). The Nominating Committee’s Charter is posted on the Company’s website at www.wildoatsinc.com.

The Nominating Committee will give consideration to any director candidates recommended by shareholders or groups of shareholders holding 5% or more of the outstanding voting stock of the Company. The Nominating Committee will also review nominations submitted by shareholders holding less than 5%, but is under no obligation to formally consider such nominations. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

  The name of the shareholder or group of shareholders making the recommendation, and evidence of the person's or group’s ownership of Company stock, including the number of shares owned and the length of time of ownership;
  The name of the candidate;
  The candidate's resume or a listing of his or her qualifications to be a director of the Company; and
  The candidate’s consent to be named as a director if selected by the Nominating Committee, nominated by the Board and approved by the shareholders.

The shareholder recommendation and information described above must be sent by U.S. mail, postage prepaid, to the Board c/o Corporate Secretary, at 3375 Mitchell Lane, Boulder, Colorado 80301 and must be received by the Corporate Secretary not less than 210 days prior to the anniversary date of the Company's most recent annual meeting of shareholders.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate's specific experiences and skills in relation to the needs of the Board and the Company and the skills and experiences of current Board members, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating Committee also seeks to have the Board represent a diversity of backgrounds, experience, gender and race, with an emphasis on retail experience.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on the Board. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the person's accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder. Current members of the Board will also be asked to interview a candidate for the Board and to provide input on whether such candidate is suitable for the position.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. This statement requires that the Audit Committee and the independent accountants discuss issues including the auditors’ responsibility, the Company’s significant accounting policies, the estimates made by the Company and the bases therefore, significant audit adjustments, disagreements with management over accounting principles, and any significant difficulties encountered in performing the audit. The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with representatives of PricewaterhouseCoopers, the Company’s auditors through December 27, 2003, their independence. Based on the Audit Committee’s review of the audited financial statements and the Audit Committee’s discussions with management about the audited financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 27, 2003 be included in the Company’s Annual Report filed on Form 10-K.

2003 AUDIT COMMITTEE

David Gallitano, Chairman

John A. Shields

Ann-Marie Austin-Stephens

INFORMATION ON INDEPENDENT AUDITORS

 PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1991. PricewaterhouseCoopers, LLP provided notice to the Company that it will not stand for reelection as the independent auditors for the Company after the completion of the audit of the Company’s fiscal year 2003 financial statements. The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the two most fiscal year, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through January 30, 2004, there have been no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v), promulgated the Securities Act of 1933 as amended). The Company has engaged Ernst & Young LLP, as independent auditors for the fiscal year ending January 1, 2005.

Audit Fees. The aggregate fees billed for each of the last two fiscal years by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were approximately, with respect to the fiscal year ending December 28, 2002, $426,000; and with respect to the fiscal year ending December 27, 2003, $445,000.

Audit-Related Fees. The aggregate fees for each of the last two fiscal years billed by PricewaterhouseCoopers LLP for assurance and related services, that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under "Audit Fees", above, were approximately, with respect to the fiscal year ending December 28, 2002, $4,000, for store sales audit services as required by certain store leases; and with respect to the fiscal year ending December 27, 2003, $57,000, for services in the nature of benefit plan audit services and store sales audit services as required by certain store leases.

Tax Fees. The aggregate fees billed by PricewaterhouseCoopers LLP in each of the last two fiscal years for tax compliance, tax advice and tax planning were approximately, with respect to the fiscal year ending December 28, 2002, was $0; and with respect to the fiscal year ending December 27, 2003, $38,000, for research assistance in Canadian tax issues.

All Other Fees. No other fees were billed in either of the last two fiscal years for products and services provided by PricewaterhouseCoopers LLP, other than the services disclosed above.

The Audit Committee pre-approved all non-audit services. The Audit Committee has considered whether the provision of these services is compatible with the maintenance of the independence of PricewaterhouseCoopers LLP and has determined that providing these services has not undermined their independence.

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee, on behalf of the Board of Directors, has selected Ernst & Young, LLP as the Company’s independent auditors for the fiscal year ending January 1, 2005, and has further directed that we submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Approval of the selection of independent auditors is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young, LLP.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION ON MANAGEMENT AND CERTAIN SECURITY HOLDERS

EXECUTIVE OFFICERS

The following table sets forth certain information concerning the Executive Officers of the Company as of March 1, 2004:
Name	Age	Position

Perry D. Odak (1)	58	President and Chief Executive Officer
Bruce M. Bowman	51	Senior Vice President, Operations
David Clark	51	Senior Vice President and General Manager Wild Oats Store Operations
Stephen P. Kaczynski	50	Senior Vice President, Sales and Merchandising
Edward F. Dunlap	48	Chief Financial Officer
Freya R. Brier	46	Vice President, Legal, General Counsel and Corporate Secretary
Peter F. Williams	46	Vice President, Human Resources

____________________

(1) See Directors Continuing in Office Until the 2006 Annual Meeting for a biography of Mr. Odak.

Bruce M. Bowman joined the Company as Senior Vice President of Technology and Logistics in May 2001 and was named Senior Vice President, Operations in September 2001. Prior to joining the Company, Mr. Bowman was Senior Director of Operations (August 1995 to January 2001) and COO (June 1996 to January 2001) at Ben & Jerry’s Homemade, Inc., a multi-national frozen dessert marketer and manufacturer. Prior to Ben & Jerry’s, Mr. Bowman was Senior Vice President of Operations (April 1991 to August 1995) at Tom’s Foods, Inc., a food manufacturing company, and held numerous other senior positions at Tom’s Foods, Inc. from 1985 to 1991.

David B. Clark joined the Company as Senior Vice President, Operations and General Manager, Wild Oats Stores in June 2003. Mr. Clark was President and CEO, and a member of the board of directors of Homeland Stores, Inc., an operator of grocery stores in Oklahoma and Texas, from February 1998 to September 2002. In August 2001 Homeland Stores, Inc. commenced reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to that time, Mr. Clark held positions as Executive Vice President and Senior Vice President with a number of grocery retailers, including Cub Foods Division of Super Valu, Inc. and the Skaggs/AlphaBeta Division of American Stores. Mr. Clark began his career with Jewel Companies, Inc. in 1976.

Stephen P. Kaczynski joined the Company as Senior Vice President, Sales and Merchandising in April 2001. Prior to joining the Company, Mr. Kaczynski was employed by Giant Food Stores, Inc., a division of Ahold U.S.A, from 1996 through 2000, most recently as Executive Vice President of Sales and Marketing. In such capacity, Mr. Kaczynski was responsible for promotions, merchandising, pricing, procurement and media, both print and electronic. Commencing in 1990 and continuing through 1995, Mr. Kaczynski was employed by Edwards, a division of Giant Foods, most recently holding vice president positions in each of Perishables and Meat/Seafood.

Edward F. Dunlap joined the Company as Chief Financial Officer in December 2001. Mr. Dunlap was with GAP, Incorporated from May 1996 through November 2001, most recently as Vice President and Finance Director-Europe, and prior to that as Vice President –Finance and International Business Development. From 1994 to 1996, Mr. Dunlap was Vice President, Planning and Business Development for R.J. Reynolds Tobacco Worldwide and from November 1985 to September 1994 was with PepsiCo Inc., most recently as Vice President Finance and Chief Financial Officer of the European Division.

Freya R. Brier joined the Company as General Counsel in December 1996 and has been Vice President, Legal since July 1997. Ms. Brier was Assistant Secretary of the Company from 1997 through 2001, and Secretary since August 2001. Ms. Brier was named Chief Ethics Officer in October 2002. Ms. Brier was Corporate Counsel for Synergen, Inc. from January 1993 through January 1995, and a legal consultant to Amgen, Inc. from February 1995 to November 1996. Prior to joining Synergen, Ms. Brier was a partner with the Denver law firm of Holme Roberts & Owen LLP.

Peter F. Williams joined the Company as Vice President, Human Resources in December 1997. Prior to joining the Company, Mr. Williams was with Boston Chicken, Inc., serving most recently as Senior Director of Human Resources from 1993 to April 1997.

TRANSACTIONS WITH MANAGEMENT

As part of Mr. Odak’s employment agreement, the Company agreed to purchase Mr. Odak’s residence in York, Pennsylvania if he was unable to sell it within a specified period of time. In July 2002, the Company arranged for a relocation service to purchase the home from Mr. Odak for $1.6 million. Despite substantial marketing efforts, the relocation service was unable to sell the house for a reasonable price. In November 2002, Mr. Odak offered to repurchase the home for the original $1.6 million he had received. In 2002, Mr. Odak had remitted $1.35 million to the Company as partial consideration to fund the purchase and the remaining funds were funded by Mr. Odak’s fiscal 2002 bonus of $250,000, to which he was contractually entitled under his employment agreement. In March 2003, the Company remitted the $1.6 million to the relocation service.

MANAGEMENT INDEBTEDNESS

In March 2001, as part of his employment arrangement with the Company, Perry Odak, the Company’s Chief Executive Officer, President, and a Director of the Board, purchased 1,332,649 shares of common stock for $6.969 per share for an aggregate purchase price of $9.28 million. Payment of $0.01 per share was made on the purchase date, the balance being paid by delivery of a full recourse, five-year promissory note from Mr. Odak to the Company, which has been reflected on our balance sheet in stockholder’s equity as "note receivable, related party".

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. In fiscal 2003, the Company timely filed all reports required under Section 16(a) of the Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of February 20, 2004 by: (i)  the executive officers named under Compensation of Directors and Executive Officers in the Summary Compensation Table; (ii) each director; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. All share amounts have been adjusted for 3-for-2 splits of the common stock in January 1998 and December 1999.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Beneficially Owned (%) (2)

Wellington Management Company, LLP (3) 75 State Street, Boston, MA 02109	4,201,400	14.0%
T. Rowe Price Associates, Inc (4) 100 E. Pratt Street, Baltimore, MD 21202	2,780,300	9.2%
Credit Suisse Asset Management LLC 466 Lexington Avenue, New York, New York 10017	2,442,000	8.1%
Michael C. Gilliland (5) 6150 Monarch Road, Longmont, CO 80503	2,273,634	7.5%
Elizabeth C. Cook (5) 6150 Monarch Road, Longmont, CO 80503	2,273,634	7.5%
State Street Research & Management Company (6) One Financial Center, 31st Floor, Boston, MA 02111-2690	2,156,700	7.2%
The TCW Group, Inc. (7) 865 South Figueroa Street, Los Angeles, CA 90017	2,039,342	6.8%
RS Investment Management Co. LLC 388 Market Street, San Francisco, CA	2,030,869	6.8%
Perry D. Odak (9) 3375 Mitchell Lane, Boulder, CO 80301	1,405,192	4.6%
John A. Shields (10)	389,887	*
David M. Chamberlain (11)	157,896	*
Ann-Marie Austin-Stephens (12)	20,722	*
Stacey Bell (13)	37,519	*
Brian D. Devine (14)	100,162	*
David Gallitano (15)	38,738	*
Mark A. Retzloff (16)	45,233	*
Bruce Bowman (17)	136,469	*
Freya R. Brier (18)	92,933	*
Ed Dunlap (19)	80,856	*
Stephen Kaczynski (20)	110,692	*
Peter Williams (21)	67,413	*
All executive officers and directors as a group (13 persons) (22)	2,683,712	8.8%

____________________

*	Less than one percent.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership information is based on most recent Form 3, 4 and 5 and 13D and 13G filings with the Securities and Exchange Commission and reports made directly to the Company. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of February 20, 2004, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Percentage of ownership is based on 30,220,417 common stock outstanding as of February 20, 2004.
(3)	Consists of 4,201,400 shares of which the holder has shared voting power over 2,252,450, and shared dispositive power over the full number of share
(4)	Consists of 2,780,300 shares of which the holder has sole voting power over 834,100, and sole dispositive power over the full number of shares.
(5)

The most recent information concerning the beneficial ownership of Mr. Gilliland and Ms. Cook is a report to the Company made by Mr. Gilliland and Ms. Cook dated March 7, 2002. Mr. Gilliland and Ms. Cook are married. Consists of 914,968 shares held by Mr. Gilliland, 318,543 shares held by Elizabeth C. Cook, 14,625 shares held by the Michael C. Gilliland 1997 Charitable Remainder Trust, 14,625 shares held by the Elizabeth C. Cook 1997 Charitable Remainder Trust, 30,381 shares held by the Wild Oats Community Foundation, 15,970 shares held by the Ian Patrick Gilliland 1993 Trust, 15,969 shares held by the Stella Elizabeth Gilliland 1993 Trust and 937,147 shares held by the Gilliland/Cook Family Limited Liability Partnership.

(6)	Consists of 2,156,700 shares of which the holder has shared voting and shared dispositive power.
(7)	Consists of 2,039,342 shares of which the holder has shared voting power over 1,935,422, and shared dispositive power over the full number of share.
(8)	Consists of 2,030,869 shares of which the holder has shared voting and dispositive power.
(9)	Consists of 1,332,649 shares and 72,543 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Mr. Odak.
(10)	Consists of 83,193 shares and 306,694 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Mr. Shields.
(11)	Consists of 30,642 shares held by Mr. Chamberlain and 127,254 shares subject to stock options that are exercisable within 60 days of February 20, 2004.
(12)	Consists of 20,722 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Ms. Austin-Stephens.
(13)	Consists of 37,519 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Dr. Bell.
(14)	Consists of 100,162 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Mr. Devine.
(15)	Consists of 1,000 shares and 37,738shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Mr. Gallitano.
(16)	Consists of 10,000 shares and 35,233 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Mr. Retzloff.
(17)	Consists of 4,147 shares and 132,322 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Mr. Bowman.
(18)	Consists of 3,772 shares and 89,161 shares subject to stock options exercisable within 60 days of February 20, 2004, held by Ms. Brier
(19)	Consists of 3,226 shares and 77,360 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Mr. Dunlap
(20)	Consists of 110,692 shares subject to stock options that are exercisable within 60 days of February 20, 2004, held by Mr. Kaczynski.
(21)	Consists of 67,413 shares subject to stock options exercisable within 60 days of February 20, 2004, held by Mr. Williams.
(22)	Includes shares directly and indirectly owned and options exercisable within 60 days of February 20, 2004, for executive officers and directors as a group.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

In fiscal 2003, each director on the Company’s Board of Directions received $3,000 per meeting attended by such director, and $750 for participation in telephonic meetings and committee meetings, which fees may be paid, at the election of the director, in nonqualified stock options. John A. Shields, Chairman of the Board, received $5,000 per month as additional compensation for his participation as Chairman of the Board. All directors elected to accept options to purchase the Company’s common stock in lieu of the cash payment. Options in lieu of cash payments are granted at 85% of the current market value on the day of the grant, and the shares are fully vested on the grant date. Reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each regular or special meeting of the Board of Directors is available to each non-employee director.

New non-employee members to the Board receive an option grant for 20,000 shares at an exercise price equal to the closing price of the Company’s common stock on NASDAQ on the date of joining the Board as compensation for joining the Board, vesting quarterly over one year. In 2003, current non-employee directors received an annual option grant of 10,000 shares for their participation on the Board. Annual option grants in 2001 or earlier for participation on the Board vested over a three-year period and had an exercise price equal to the closing price of the Company’s stock on the NASDAQ Market on the date of grant. Annual option grants after 2001 vest over one year and had an exercise price equal to the closing price of the Company’s stock on the NASDAQ Market on the date of grant.

In March 2004, the Board approved a new compensation arrangement for non-employee board members’ annual grants and compensation for meeting attendance. Under the new arrangement, commencing in May 2004, each non-employee board member will receive an award of 4,000 restricted stock units ("RSUs"), granted under the existing terms of the Wild Oats Markets, Inc. 1996 Equity Incentive Plan, as an annual grant for service on the Board. RSUs are exchanged for an equal number of shares of unrestricted common stock of the Company that the director will own outright. The RSU exchange for common stock occurs on a date that is after the director’s service on the Board ends, such date having been previously selected by the director prior to the first RSU grant. Board members will receive $3,000 for attendance at each board meeting (whether in person or by telephone), and $2,000 for each committee meeting (whether in person or by telephone). The Audit Committee Chairman will receive an annual fee of $10,000 for service as the Chairman. Each director may elect, on an annual basis, to receive meeting compensation and, if applicable, any chairman fees, in cash or in RSUs exchangeable in the future for that number of shares of the Company unrestricted common stock equal to 115% of the cash compensation to which the director was entitled, divided by the closing price of the Company stock on the date of meeting. RSUs issued in lieu of cash compensation vest immediately, while those issued as an annual grant vest over a one-year period. The Company will record compensation expense on each date upon which an RSU is granted equal to the fair market value of stock underlying the RSU on the date granted

DIRECTOR OPTION GRANTS FOR FISCAL 2003

In fiscal 2003, the directors received the following grants of nonqualified options exercisable for shares of common stock in lieu of cash payments for participation in board and/or committee meetings: Mr. Shields – 9,926; Mr. Chamberlain – 10,082; Ms. Austin-Stephens – 3,823; Dr. Bell – 8,096; Mr. Devine – 4,752; Mr. Gallitano – 8,339; Mr. Retzloff – 6,191; and Mr. McElwee (who resigned from the Board effective December 31, 2003) – 8,996. For director participation on the Board in fiscal 2003, the Compensation Committee approved grants of nonqualified options exercisable for 10,000 shares each of common stock to Dr. Bell and Messrs. Shields, Chamberlain, Devine Gallitano, Retzloff and McElwee. The Compensation Committee approved grants of nonqualified options exercisable for 20,000 shares each of common stock to new non-employee members Ms. Austin-Stephens and Messrs. Gallitano and Retzloff. For participation as Chairman in fiscal 2003, Mr. Shields elected to and received options exercisable for 39,185 shares in lieu of his $60,000 annual Chairman’s fee.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth, for the fiscal year ended December 27, 2003, and the two preceding fiscal years, compensation, including salary, bonuses, stock options and certain other compensation, awarded or paid to, or earned by, (i) the current Chief Executive Officer and (ii) the Company’s four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation

Name and Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)

Perry D. Odak CEO and President	2003 2002 2001(5)	500,000 500,000 394,231	- 250,000(4) 20,000(7)	- 181,733(5) -	14,838(1)(2)(3) 8,875(1)(3) 866(3)
Bruce Bowman SVP of Operations	2003 2002 2001(10)	280,000 280,000 161,538	- 50,000	- (8) 23,333 180,000	75,458(1)(2)(9) 105,914(4)(9)
Ed Dunlap Chief Financial Officer	2003 2002 2001(11)	280,000 260,000 -	- 75,000 -	- (8) 23,333 -	12,633(1)(2)(2) 31,404(9)(10) -
Stephen P. Kaczynski SVP of Merchandising	2003 2002 2001(13)	250,000 250,000 149,500	- 500(12) 50,000(6)	- (8) 23,333 150,000	810(2) - -
Peter Williams, VP, Human Resource	2003 2002 2001	195,000 185,000 165,000	30,000(14) 500(12) 5,300	- (8) 23,333 74,627	565(2) - 22,865(15)

____________________

(1)	Includes the matching contribution made by the Company to the Named Executive’s 401(k) account.
(2)	Includes the Company’s payment of the individual’s group life insurance premium.
(3)	Includes the value of the use of a personal vehicle paid for by the Company.
(4)	Mr. Odak’s bonus was applied to the repurchase of his former residence. See Employment Agreements – Perry Odak and Transactions with Management.
(5)

Includes 1,666 of Mirror Options that became available for exercise as a result of the 2003 resignation of one of the six recipients of Mirror Options. See Employment Agreements – Perry Odak for description of the Mirror Options.

(6)	Mr. Odak was hired in March 2001 and only has a partial year of reported compensation.
(7)	Signing bonus.
(8)	Does not include options granted in February 2004 for fiscal 2003 performance.
(9)	Includes relocation reimbursement.
(10)	Mr. Bowman was hired in May 2001 and only has a partial year of reported compensation.
(11)	Mr. Dunlap was hired in late December 2001 and did not earn income in 2001.
(12)	Gift Certificate awarded by the Company.
(13)	Mr. Kaczynski was hired in May 2001 and only has a partial year of reported compensation.
(14)	See Report of the Compensation Committee – Bonuses.
(15)	Benefit hours pay-out.

EXECUTIVE OFFICER OPTION GRANTS FOR FISCAL 2003

Awards of 155,000 stock options were made to the Named Executive Officers in February 2004 in recognition of 2003 performance the options vest monthly over four years. No grants of stock options or stock appreciation rights were made to the Named Executive Officers during fiscal 2003.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table sets forth for the Named Executive Officers the number and value at December 27, 2003 of unexercised options and options exercised during the fiscal year by the Named Executive Officers:
Name	Number of Shares Acquired on Exercise	Aggregated Value Realized ($)(1)	Number of Unexercised Options at December 27, 2003 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at December 27, 2003 ($) Exercisable / Unexercisable (2)

Perry D. Odak (3)	0	0	57,521 / 124,212	$ 74,983 / $ 155,213
Bruce Bowman	0	0	123,538 / 79,796	$ 483,984 / $ 279,517
Ed Dunlap	0	0	67,290 / 76,044	$ 178,929 / $ 189,171
Stephen Kaczynski	0	0	96,873 / 76,460	$ 322,424 / $ 266,375
Peter Williams	0	0	57,964 / 49,779	$ 132,931 / $ 115,905

____________________

(1)

Based on the difference between the option exercise price and the closing price of the common stock as reported on the NASDAQ Market on the date of the exercise, multiplied by the number of shares to which the exercise relates.

(2)

Based on the closing market value of the common stock as of December 26, 2003 as reported on the NASDAQ Market ($12.29), minus the exercise price, multiplied by the number of shares underlying the option.

(3)	Does not include 58,334 Mirror Options. See Employment Agreements – Perry Odak for description of the Mirror Options..

EMPLOYMENT AGREEMENTS

Perry D. Odak. The Company and Perry D. Odak, the Company’s current Chief Executive Officer and President, entered into an employment agreement, dated March 6, 2001 (the "Employment Agreement"), for a term of five years. In March 2001, pursuant to the Employment Agreement, Mr. Odak exercised his right to purchase from the Company a number of shares of the common stock equal to five percent (5%) of the outstanding shares, on a fully diluted basis, in exchange for a cash payment and the remainder of the purchase price by a full recourse, five-year promissory note. See Management Indebtedness for a discussion of Mr. Odak’s purchase of 1,332,649 shares of common stock. Pursuant to the Employment Agreement and amendments thereto, Mr. Odak receives a base salary of $500,000 per annum, together with a guaranteed bonus of $250,000 that was payable on October 20, 2002, subject to his then current status as an employee. See Transactions With Management for further discussion of Mr. Odak’s guaranteed bonus. Mr. Odak will have the right to receive a supplemental bonus if the fair market value of the Company’s stock, as measured by the closing price on NASDAQ for the preceding 120 consecutive trading days, shall equal at least $30 per share or a change of control occurs and the fair market value of the stock is at least $20 per share. The amount of this supplemental bonus will be $9.2 million plus an amount equal to interest computed at a rate of 7.5% per annum on a full recourse, five-year promissory note from Mr. Odak to the Company, which has been reflected on our balance sheet in stockholder’s equity as "note receivable, related party". The Compensation Committee will review the amounts of subsequent bonus payments annually.

The Employment Agreement provides for the automatic issuance of options to acquire such additional number of shares of common stock sufficient to maintain Mr. Odak’s five percent (5%) position in the Company’s outstanding common stock in the event of a capital raising transaction involving the Company’s issuance of additional shares of common stock, and the satisfaction of certain other conditions ("Capital-Raising Option Issuance Conditions"). In August 2002, the Board approved an amendment to the Employment Agreement, pursuant to which up to 70,000 of the stock options Mr. Odak would otherwise receive by satisfaction of the Capital-Raising Option Issuance Conditions could be granted to other employees of the Company designated by Mr. Odak. All Capital-Raising Option Issuance Conditions were satisfied by the September 2002 capital-raising transaction for 4.45 million shares of the Company’s stock and, as a result, options for 164,211 shares were granted to Mr. Odak and 70,000 additional options were granted to executives designated by Mr. Odak. Contemporaneously with the option grants described in the preceding sentence, the Company issued an additional 70,000 options to Mr. Odak (the "Mirror Options"), provided that the Mirror Options are only exercisable as the options granted to the designated executives terminate (as opposed to expire) without exercise. All of the options issued due to the satisfaction of the Capital-Raising Option Issuance Conditions have a 10-year term, a four-year vesting period, and an exercise price equal to the closing price of the Company’s stock on the date the capital-raising transaction was concluded. In 2003, 11,666 Mirror Options awarded to Mr. Odak in 2002 became eligible for exercise by Mr. Odak as a result of the resignation of one option recipient.

The Employment Agreement may be terminated at any time by the Company for cause, as defined. If terminated for cause, the Company shall have no further obligation or liability to Mr. Odak, other than payment of the base amount earned and unpaid at the date of termination and payments or reimbursement of business expenses accrued prior to the date of termination. The Company also may terminate the Employment Agreement other than for cause, including a change in control, as defined by the Employment Agreement, in which event the Company has the continuing obligation to pay Mr. Odak his base salary for 36 months following termination. Additionally, the Company will continue to contribute, for the period during which the base salary is continued, the cost of Mr. Odak’s participation (including his family) in the Company’s group medical and hospitalization insurance plans and group life insurance plan, provided that if Mr. Odak is not entitled to such coverage, the Company will reimburse Mr. Odak for the cost of obtaining such coverage.

In event of Mr. Odak’s death, the Company will pay to his designated beneficiary or, if no beneficiary has been designated by Mr. Odak, to his estate, any earned and unpaid base salary and reimbursement of business expenses accrued prior to the date of death. In the event that Mr. Odak becomes disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for 90 days, the Company may terminate him upon 30 days written notice. Mr. Odak may terminate his employment with the Company for good reason, as defined. A termination by Mr. Odak for good reason and in the absence of circumstances that would entitled the Company to terminate Mr. Odak for cause will be treated as a termination by the Company other than for cause and Mr. Odak will retain the same benefits provided for thereunder.

EXECUTIVE SEVERANCE AGREEMENTS

The Company has entered into severance agreements (the "Severance Agreements") with each of the Company’s six executive officers. See Employment Agreements – Perry D. Odak for disclosure of the severance provisions of Mr. Odak’s employment agreement. The Severance Agreements provide for certain payments in the event the individual's employment with the Company is terminated by the Company other than for "cause" (as defined in such agreements) or by the individual for "good reason" (as defined in such agreements), in each case within 24 months following a "change in control" (as defined in such agreements) of the Company.

The principle benefits under the Severance Agreements consist of (i) a lump sum severance payment equal to two times the individual's salary and bonus, (ii) a lump sum payment in lieu of Company contributions that would have been made on the individual's behalf to the Company's savings plan had the individual's employment continued for two additional years, (iii) accelerated vesting of all options, (iv) continuation of life, disability, accident and health insurance benefits for a period of two years following such termination of employment, and (v) a payment equal to the amount necessary to reimburse the individual for the full effect of any excise tax levied on "excise parachute payments". In the event that the conditions triggering the benefits under the Severance Agreement are satisfied, the individual is subject to certain restrictive covenants relating to non-competition and solicitation of employees, customers or suppliers of the Company for two years following a termination of employment.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans.

The Company has seven equity compensation plans, one of which was adopted with the approval of security holders, the Wild Oats Markets, Inc. 1996 Equity Incentive Plan (the "1996 Plan"). Under the 1996 Plan, the Company may, from time to time, issue non-qualified stock options and incentive stock options, exercisable for shares of the Common Stock, stock bonuses and rights to purchase restricted Common Stock, to employees and members of the Board of Directors.

The following table provides certain information concerning Wild Oats Markets, Inc. common stock authorized for issuance under the Company’s seven equity compensation plans as of December 27, 2003:

Plan Category
Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)

Equity compensation plans approved by security holders: the 1996 Plan
2,447,299	$10.7390	672,720

Equity compensation plans not approved by security holders (six plans)(3)
899,086	9.1244	17,244

TOTAL
3,346,385	$10.3127	689,964

____________________

(1)	In dollars per share.
(2)	Excludes securities reflected in column (a) above.
(3)	See Equity Compensation Plan Information – Plans Not Subject to Security Holders Action, for a narrative summary of the material features of the each plan.

Equity Compensation Plans Adopted Without the Approval of Security Holders.

We currently have six equity compensation plans created pursuant to exemptions from the requirement for security holder approval. A seventh individual equity compensation plan was terminated as a result of the executive’s resignation. In October 2001, the Company created the 2001 Non-Officer/Non-Director Stock Option Plan (the "2001 Plan"), under which grants of nonqualified stock options could be made to employees of the Company. Neither executive nor officers are eligible to receive grants of options under the terms of the 2001 Non-Officer/Non-Director Stock Option Plan. The Board determines the vesting schedule and exercise price of options under the 2001 Plan. Under the 2001 Plan, the exercise price of nonqualified stock options cannot be less than 85% of fair market value of the common stock on the grant date. The options expire ten years after grant if not terminated earlier pursuant to the terms of the 2001 Plan. The 2001 Plan has 486,000 shares reserved for issuance and 17,244 shares available for grant as of December 27, 2003.

In 2001 and 2003, the Company created individual equity incentive plans for the purposes of inducing certain executives to accept employment with the Company. Prior to creation of the individual equity incentive plans, all officer option grants came from the 1996 Plan. In 2001, the Company created individual equity incentive plans as an inducement to accept employment with the Company for three members of the executive team: Bruce Bowman, Senior Vice President of Operations; Stephen Kaczynski, Senior Vice President, Sales and Merchandising; and Edward Dunlap, Chief Financial Officer. In 2003, the Company created two individual equity incentive plans for employment inducement for two members of the executive management team: David B. Clark, Senior Vice President, Operations and General Manager, Wild Oats Stores, and Gary Rawlings, Vice President of Marketing. The individual equity incentive plans provide for the grant of nonqualified stock options to the named individual at not less than 85% of the fair market value of the stock on the date of grant. The options expire ten years after grant if not terminated earlier pursuant to the terms of the plans. The options are priced in an amount equal to the sale price at the close of business on the day of the grant as reported by NASDAQ National Market. All individual equity incentive plans but one provide for vesting over four years, with one quarter of the plan options vesting at the conclusion of one year, and 6.25% of the plan options vesting at the conclusion of each quarter thereafter. The Bruce Bowman Equity Incentive Plan provides for equal monthly vesting over a four-year period. The number of shares reserved for issuance are as follows: Bruce Bowman Equity Incentive Plan, 180,000 shares; Stephen Kaczynski Equity Incentive Plan, 50,000 shares; Edward Dunlap Equity Incentive Plan, 120,000 shares; David B. Clark Equity Incentive Plan, 100,000 shares; and Gary Rawlings Equity Incentive Plan, 40,000 shares. All options available for grant under the individual plans have been granted. One option plan created in 2001 was terminated in 2003 after the named individual resigned from the Company.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The Compensation Committee (the "Committee") is currently comprised of three non-employee directors: David Chamberlain, David Gallitano and Stacey Bell. The Committee is responsible for setting the policies that govern executive compensation, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance and compensation of the Chief Executive Officer (the "CEO") and the other executive officers of the Company, based upon a variety of factors, including the achievement of corporate goals, individual performance and comparisons with other independent grocers and retail companies.

The policies of the Company with respect to compensation of executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, in the past the Committee adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options, to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets. In 2001, the Committee shifted the weight of compensation established for newly hired and retained executives to base salaries at the mid point for salaries of comparable executives. In general for fiscal 2003, the salaries, bonuses and stock option awards of executive officers were linked to the Company’s achievement of corporate performance criteria with respect to public company matters and Company growth, as well as individual performance goals. The Board awarded no cash bonuses to executive officers for 2003 performance. In 2004, the Company made merit grants of 155,000 stock options to executive officers for 2003 performance.

BASE SALARY

The base salaries for all but one of the executive officers of the Company were established at or above the mid-point of the range for similarly sized companies, based on sales revenues, included in the compensation surveys considered by the Committee. The surveys used to review base salaries include industry surveys prepared by retail trade organizations in the grocery industry, compensation evaluations prepared by a consultant engaged by the Company in 2003, regional compensation surveys for Colorado, where the Company’s headquarters are located and its executives perform their duties, and surveys of compensation levels disclosed in comparable companies’ proxy disclosures on management compensation. In establishing such salaries, the Committee also considers each officer’s level of industry experience, individual achievement and overall contribution to the achievement of corporate objectives or, for newly hired executives, the overall importance of such executives’ positions to the achievement of short- and long-term goals of the Company.

BONUSES

In July 2002, the Company arranged for a relocation service to purchase the home from Mr. Odak for $1.6 million. Despite substantial marketing efforts, the relocation service was unable to sell the house for a reasonable price. In November 2002, Mr. Odak offered to repurchase the home for the original $1.6 million he had received. At December 28, 2002, Mr. Odak had remitted $1.35 million to the Company as partial consideration to fund the purchase and the remaining funds were funded by Mr. Odak’s fiscal 2002 bonus of $250,000, to which he was contractually entitled under his employment agreement. On March 6, 2003, the Company remitted the $1.6 million to the relocation service. The Company gave one executive officer a bonus in an amount equal to the amount outstanding on a loan made to such executive officer in 2000, and the bonus was applied to full satisfaction of the loan. See Compensation of Executive Officers – Peter Williams.

STOCK OPTION GRANTS

The 1996 Plan was established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made to executive, managerial-level and other eligible employees. The Compensation Committee reviews and approves management recommendations regarding stock option grants on a quarterly basis. The Committee continues to view the award of stock options as a valuable tool for long-term retention of executives and alignment of executives with shareholder interests. In awarding stock options, the Board considers individual performance and overall contribution to the Company and also considers the number of unvested stock options held by the executive in comparison to other executives and the total number of stock options available to be awarded under the Plan. The Committee also considers the stock option practices of a self-selected group of other independent grocers and other retail companies. In 2003, an aggregate number of 387,508 stock options were granted to employees.

DEFERRED COMPENSATION PLAN

The Company maintains a nonqualified Deferred Compensation Plan for executive officers and senior-level employees. Eligible employees may contribute a portion of base salary or bonuses to the plan annually. The DCP provides for additional matching contributions by the Company in an amount determined by the Company prior to the end of each plan year. The plan was implemented to provide executives and senior-level employees with the opportunity to make contributions to a retirement plan where the limitations imposed by the Internal Revenue Code ("Code") Section 401(m), governing the maximum contribution that may be made to a retirement plan such as a 401(k) plan based upon the average contribution made, would not apply. The Deferred Compensation Plan is not deemed to be a defined benefit plan, and the funds contributed by executives and senior-level employees are considered to be general funds of the Company and are not segregated.

CEO COMPENSATION

Perry Odak joined the Company as its Chief Executive Officer and President in March 2001. Mr. Odak’s compensation is set at $500,000 per year pursuant to the terms of his employment contract, as described above. Mr. Odak’s annual base salary may be increased at the Committee’s discretion based on an annual review. Mr. Odak also is entitled to certain additional incentive compensation for each fiscal year during the term of his employment agreement, based on his meeting performance criteria established by the Board of Directors. As part of Mr. Odak’s employment agreement, the Company agreed to purchase his home in York, Pennsylvania if he was unable to sell it within a specified period of time. In July 2002, the Company arranged for a relocation service to purchase the home from Mr. Odak for $1.6 million. Despite substantial marketing efforts, the relocation service was unable to sell the house for a reasonable price. In November 2002, Mr. Odak offered to repurchase the home for the original $1.6 million he had received. At December 28, 2002, Mr. Odak had remitted $1.35 million to the Company as partial consideration to fund the purchase and the remaining funds were funded by Mr. Odak’s fiscal 2002 bonus of $250,000, to which he was contractually entitled under his employment agreement. On March 6, 2003, the Company remitted the $1.6 million to the relocation service. The amount of additional incentive compensation is to be determined by a review of Mr. Odak’s achievement of certain performance goals in accordance with a bonus or short-term incentive compensation program established by the Board for Mr. Odak or all senior executives.

Mr. Odak’s initial salary level set forth in the Employment Agreement was the result of negotiations between Mr. Odak and the Committee, which were approved by the Board, taking into consideration the Company’s need for an experienced and proven executive who could reverse the Company’s declining results of operations, as well as Mr. Odak’s experience, past salary levels and applicable expertise to the challenges being faced by the Company. The Committee also considered formal salary surveys for the chief executive officers and recommendations of executive recruiters hired by the Company to assist in identifying and placing a qualified and experienced CEO. The Committee considered the relationship of the Company’s past financial and operating performance and the challenges it faced to Mr. Odak’s compensation and found his compensation to be appropriate, and did not award a bonus other than the bonus set forth in Mr. Odak’s employment agreement.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Code limits the Company to a deduction for Federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Options granted pursuant to the Company’s Equity Incentive Plan are intended to satisfy the requirements for the "performance-based compensation" exemption. As a result and at the present time, the Board does not believe that the compensation paid to any Named Executive Officer in a taxable year that is subject to the deduction limit will exceed $1 million. The Board has not yet established a policy for determining whether forms of incentive compensation, other than stock options, awarded to its Named Executive Officers will be designed to qualify as "performance-based compensation." The Board will continue to evaluate the effects of the statute and to comply with Code section 162(m) in the future to the extent consistent with the best interests of the Company.

2003 COMPENSATION COMMITTEE

David M. Chamberlain, Chairman

David Gallitano

Stacey Bell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Chamberlain and Gallitano and Dr. Bell currently serve as members of the Compensation Committee. The entire Board of Directors determines the compensation of members of the Compensation Committee.

PERFORMANCE CHART

The following graph sets forth the stock price performance of the Company’s common stock for the period beginning December 31, 1998 and ending December 26 2003 as contrasted with the NASDAQ Stock Market-US Index and two indices: The Russell 2000 Index and the S&P Retail (Food Chains) Index. The graph assumes $100 was invested at the beginning of the period and any dividends paid during the period were reinvested.

The Company believes that the S&P Retail (Food Chains) Index, provides a more representative major market comparison than the Russell 2000 Index. The Company intends to uses the S&P Retail (Food Chains) Index as its major market index for comparative purposes in the Company’s future stock price performance charts.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Freya R. Brier
Vice President and Corporate Secretary
Boulder, Colorado
March 12, 2004

Appendix

WILD OATS MARKETS, INC.

AUDIT COMMITTEE CHARTER

I. PURPOSE.

The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities with respect to management's conduct of the Company's financial reporting process. The Committee's primary duties and responsibilities are to:

1. Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

2. Monitor the independence and performance of the Company's independent auditors and internal audit function.

3. Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and has the power to retain outside counsel, auditors or other experts for this purpose.

The Board and the Committee are in place to represent the Company's stockholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

The Committee shall review the adequacy of this Charter on an annual basis and shall submit the Charter to the Board for approval and have the document included as an appendix to the Company's proxy statement as required by applicable rules and regulations.

II. MEMBERSHIP.

The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the National Association of Securities Dealers (the "NASD").

Accordingly, all of the members of the Committee will be directors:

1. Each of whom shall be a person other than an officer, employee or an affiliated person of the Company or its subsidiaries;

2. Who receive no compensation from the Company, other than for service on the Company's board of directors and board committees;

3. Who is not a partner, member or principal or holds a similar position in an entity that receives payment for services such as accounting, consulting, legal, investment banking, financial or other advisory or any similar services to the Company;

4. Who have no relationship to the Company that, in the opinion of the Board, may interfere with the exercise of their independence from management and the Company;

5. Who have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement; and

6. At least one of whom satisfies the requirements of an "audit committee financial expert" as the Securities and Exchange Commission defines the term as directed by the Sarbanes-Oxley Act of 2002.

7. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that supports a conclusion that the individual has sufficient financial sophistication to satisfy the requirements of the NASD.

8. The members of the Committee shall be elected by the Board at the annual meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a chair is elected by the Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.

III. RESPONSIBILITIES AND DUTIES.

The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditor is responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management including the internal audit staff, as well as the outside auditor, have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances. The responsibilities and duties of a member of the Committee are in addition to those duties set out for a member of the Board.

1. The Committee shall provide an open avenue of communication between the outside auditor, financial and senior management, the internal auditing department and the Board.

2. The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

3. The Committee shall meet at least annually with the director of internal auditing, the outside auditor, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

4. The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditor the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

5. As a whole, or through the Committee chair, the Committee shall review with the outside auditor the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

6. The Committee shall discuss with management and the outside auditor the quality and adequacy of the Company's internal controls.

7. The Committee shall:

a. request from the outside auditor annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

b. discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's independence;

c. recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence;

d. review and approve all non-audit services to ensure that no prohibited non-audit services will be performed by the auditor;

e. establish procedures to ensure that all permissible non-audit services proposed by management are brought to the attention of the audit committee in advance of approval;

f. establish a policy that prohibits the making an offer of employment to former or current employees of the Company's auditors if such persons participated in any audit of the Company's financial statements within the last five years, and

g. approve the fees and other significant compensation to be paid to the outside auditor.

8. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for stockholder approval), evaluate and, where appropriate, replace the outside auditor.

9. The Committee shall:

a. report Committee actions to the Board with such recommendations as the Committee may deem appropriate; and

b. prepare a letter for inclusion in the proxy statement for the Company's annual meeting of stockholders that describes the Committee's composition and responsibilities, and how they were discharged.

10. The Committee shall perform such other functions consistent with this Charter, the Company's bylaws and governing law as the Board deems necessary or appropriate.

11. The Committee shall establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

12. The Committee shall review management's monitoring of the Company's compliance with the Company's Code of Ethical Conduct and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public, satisfy legal requirements.

13. The Committee shall review activities, organizational structure and qualifications of the Company's internal audit department.

14. The Committee shall, on at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

15. The Committee shall review all reports concerning any fraud or regulatory noncompliance that occurs at the Company. This review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

16. The Committee shall review with the Company's auditors all significant correcting adjustments (whether or not made) to ensure that all material adjustments are properly reflected in the Company's financial reports.

17. The Committee shall review and confirm that the MD&A sections of the Company's periodic reports contain appropriate disclosure regarding material off-balance sheet and similar transactions, if any.

18. The Committee shall review and verify that all financial press releases and other financial disclosures containing pro forma information are reconciled to the comparable GAAP information and do not give undue prominence to the pro forma information or otherwise provide misleading presentations of results of operations or financial condition.

19. The Committee shall establish a procedure, or evaluate the effectiveness of existing procedures, to receive and address employee complaints related to accounting and auditing matters, including confidential or anonymous complaints submitted by employees.

20. The Committee shall resolve any disagreements between the Company's management and its auditors regarding financial reporting.

21. The Committee has the authority to engage independent counsel and other advisors, at the cost of the Company, as it deems necessary to carry out its duties.